Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

UPLAND SOFTWARE, INC.

Upland Software, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Upland Software, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 2010 under the name Silverback Acquisition Corporation. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 27, 2010. An amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 2011. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 2011. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 23, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 3, 2012. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 11, 2013. An amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 6, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 6, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 13, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 5, 2013. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 20, 2013.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Amended and Restated Certificate of Incorporation, as amended, is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Upland Software, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by John T. McDonald, a duly authorized officer of the Corporation, on January 26, 2014.

/s/ JOHN T. MCDONALD
John T. McDonald, Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Upland Software, Inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808. The name of the registered agent at such address is Corporation Service Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is one hundred forty-two million forty-seven thousand eight hundred (142,047,800), consisting of eighty-five million three hundred twenty-five thousand (85,325,000) shares of Common Stock, $0.0001 par value per share, and fifty-six million seven hundred twenty-two thousand eight hundred (56,722,800) shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of eighteen million two hundred forty thousand three hundred (18,240,300) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of ten million seven hundred eighty-two thousand five hundred (10,782,500) shares. The third Series of Preferred Stock shall be designated “Series B-1 Preferred Stock” and shall consist of six million (6,000,000) shares. The fourth Series of Preferred Stock shall be designated “Series B-2 Preferred Stock” and shall consist of ten million (10,000,000) shares. The fifth Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of eleven million seven hundred thousand (11,700,000) shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Base Amount” shall mean the sum of (i) the Original Issue Price specified for such share of Series C Preferred Stock, and (ii) all previously accrued and unpaid dividends on such share of Series C Preferred Stock.

(b) “Conversion Price” shall mean $1.00 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock, $1.00 per share for the Series B-1 Preferred Stock, $1.00 per share for the Series B-2 Preferred Stock, and $1.80 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock (including any evidences of indebtedness, shares or other securities convertible into or exchangeable for convertible Preferred Stock).

(d) “Corporation” shall mean Upland Software, Inc.

(e) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(f) “Dividend Rate” shall mean an annual rate of $0.08 per share for the Series A Preferred Stock, $0.08 per share for the Series B Preferred Stock, $0.08 per share for the Series B-1 Preferred Stock, and $0.08 per share for the Series B-2 Preferred Stock. The “Dividend Rate” of the Series C Preferred Stock shall be 8.0% per annum of the Base Amount. The Dividend Rate shall be subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein.

(g) “Liquidation Preference” shall mean $1.00 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock, $1.00 per share for the Series B-1 Preferred Stock, $1.00 per share for the Series B-2 Preferred Stock, and $1.80 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Non-Voting Preferred Stock” shall mean the Series B-2 Preferred Stock.

(i) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(j) “Original Issue Price” shall mean $1.00 per share for the Series A Preferred Stock, $1.00 per share for the Series B Preferred Stock, $1.00 per share for the Series B-1 Preferred Stock, $1.00 per share for the Series B-2 Preferred Stock, and $1.80 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(k) “Preferred Stock” shall mean the Non-Voting Preferred Stock and the Voting Preferred Stock.

(l) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(m) “Redeemable Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series B-2 Preferred Stock and the Series C Preferred Stock.

(n) “Voting Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock and the Series C Preferred Stock.

(o) “Voting Redeemable Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

2. Dividends.

(a) Cumulative Dividends. Dividends on shares of Series C Preferred Stock shall begin to accrue on a daily basis at the prorated Dividend Rate from the date on which the Corporation issues such shares of Series C Preferred Stock, shall be cumulative, and shall compound on an annual basis (the “Cumulative Dividends”). The Cumulative Dividends shall be due and payable upon the earliest to occur of (i) any liquidation, dissolution or winding up of the Corporation, as defined in Section 3(b), (ii) the redemption of the Series C Preferred Stock in accordance with the terms of Section 6, or (iii) the payment of any dividends with respect to the Common Stock or Existing Preferred Stock (as defined below). No dividends will be declared, paid, or set aside for payment with regard to the Existing Preferred Stock or the Common Stock unless sufficient funds have been set aside to cover (x) the payment of all accrued Cumulative Dividends on shares of Series C Preferred Stock, and (y) all additional Cumulative Dividends that will accrue on shares of Series C Preferred Stock over the subsequent twelve months. The Corporation shall, upon the written request of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth the accrued Cumulative Dividends with respect to that holder’s Series C Preferred Stock and the basis for calculating the accrued Cumulative Dividends. Cumulative Dividends on shares of Series C Preferred Stock shall cease to accrue and all accrued and unpaid Cumulative Dividends shall be cancelled and any rights to such dividends shall terminate at the time such share of Series C Preferred Stock is converted pursuant to Section 4.

(b) Non-Cumulative Dividends. In any calendar year, the holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock (collectively, the “Existing Preferred Stock”) shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Existing Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock unless dividends on the Existing Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Existing Preferred Stock have been paid or set aside for payment to the Existing Preferred Stock holders. The right to receive dividends on shares of Existing Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Existing Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Existing Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Existing Preferred Stock. Notwithstanding the foregoing, the applicability of this Section 2(b) to any proposed dividend or Distribution may be waived by the consent or vote of at least 50% of the outstanding Voting Redeemable Preferred Stock (voting as a single class and on an as-converted basis) so that Distributions may be paid in a lesser amount or be made to the holders of Common Stock prior to the satisfaction of any preference set forth above, or both.

(c) Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a) and Section 2(b), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(d) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(e) Waiver of Dividends. Except as otherwise provided in Section 2(b), any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3. Liquidation Rights.

(a) Liquidation Preference.

(i) Series C Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Existing Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series C Preferred Stock, (ii) all accrued Cumulative Dividends on such share of Series C Preferred Stock, and (iii) all other declared but unpaid dividends (if any) on such share of Series C Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series C Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(ii) Existing Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and after payment in full of the amounts to which holders of Series C Preferred Stock are entitled under Section 3(a)(i), the holders of the Existing Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Existing Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Existing Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Existing Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock (voting as a single class and on an as-converted basis). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Existing Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Existing Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(b) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock and Common Stock in proportion to the number of shares of Common Stock held by them, with the shares of Series A Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate. Notwithstanding the foregoing, (i) in the case of the Series A Preferred Stock and the Series B Preferred Stock, the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to any share of Series A Preferred Stock or Series B Preferred Stock shall not exceed an amount equal to 2.5 times the applicable

Liquidation Preference for that share of Series A Preferred Stock or Series B Preferred Stock plus any declared but unpaid dividends, and (ii) in the case of the Series B-2 Preferred Stock, the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to any share of Series B-2 Preferred Stock shall not exceed an amount equal to 1.75 times the Liquidation Preference for that share of Series B-2 Preferred Stock plus any declared but unpaid dividends.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of at least 50% of the outstanding Voting Preferred Stock (voting as a single class and on an as-converted basis), including a majority of the outstanding Series C Preferred Stock.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock or immediately prior to a reverse triangular merger in which the Corporation becomes a publicly traded corporation, provided that the offering price per share is not less than (x) in the event that the closing date of such event is on or prior to the date that is 18 months immediately following the initial sale of the Series C Preferred Stock, $2.43 (as adjusted for Recapitalizations), or (y) in the event that the closing date of such event is any time after the date that is 18 months immediately following the initial sale of the Series C Preferred Stock, $3.60 (as adjusted for Recapitalizations) and, in each case, the aggregate gross proceeds to the Corporation exceed $25,000,000, (ii) with respect to the Existing Preferred Stock, upon the receipt by the Corporation of a written request for such conversion from the holders of at least 50% of the then outstanding Existing Preferred Stock entitled to vote (voting as a single class and on an as-converted basis), or (iii) with respect to the Series C Preferred Stock, upon the receipt by the Corporation of a written request for such conversion from the holders of at least 50% of the Series C Preferred Stock then outstanding (voting as a single class), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i), (ii) and (iii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all converting shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock that are subject to such Automatic Conversion Event shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock that are subject to such Automatic Conversion Event shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock upon the conversion of the Preferred Stock;

(2) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements;

(3) shares of Common Stock upon the exercise or conversion of Options or Convertible Securities;

(4) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(5) shares of Common Stock issued or issuable in a registered public offering under the Securities Act;

(6) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors;

(7) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing, commercial transaction, commercial leasing or real property leasing transaction approved by the Board of Directors;

(8) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;

(9) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors;

(10) shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; and

(11) shares of Common Stock which the holders of a majority of the then outstanding Voting Preferred Stock (including a majority of the then outstanding shares of Series C Preferred Stock) agree in writing shall not constitute Additional Shares of Common.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of (1) Series A Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, (2) Series B Preferred Stock and/or Series B-1 Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of Series B Preferred Stock and B-1 Preferred Stock, voting together as a single class, in each case, either before or after the issuance causing the adjustment, (3) Series B-2 Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class, either before or after the issuance causing the adjustment or (4) Series C Preferred Stock may be waived by the consent or vote of the holders of a majority of the outstanding shares of Series C Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Voting Preferred Stock, voting as a single class and on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Voting Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Voting Preferred Stock. Each holder of Voting Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Voting Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Voting Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Voting Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Voting Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Except as otherwise explicitly provided herein or as specifically required by applicable law, (i) the holders of Series B-2 Preferred Stock shall have no right to vote on any matters to be voted on by the stockholders of the Corporation, and (ii) the Series B-2 Preferred Stock shall not be included in determining the number of shares of voting or entitled to vote on such matters.

(c) Election of Directors.

(i) Existing Preferred Directors. So long as at least 13,000,000 shares (as adjusted for Recapitalizations) of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, collectively, remain outstanding, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Subject to Section 5(c)(ii), any additional members of the Corporation’s Board of Directors shall be elected by mutual agreement of the other directors. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(ii) Series C Preferred Director. Upon the earlier of (x) immediately prior to the initial filing under the Securities Act of a registration statement contemplating the offer and sale of the Corporation’s Common Stock, (y) immediately prior to the Corporation becoming a publicly traded Corporation, whether by a reverse triangular merger or otherwise, or (z) the first anniversary of the initial sale of shares of Series C Preferred Stock, the holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Corporation’s Board of Directors (the “Series C Preferred Director”) at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

(d) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

(e) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

6. Redemption.

(a) At any time after the fifth anniversary of the initial sale of shares of Series C Preferred Stock, and at the election of the holders of at least two-thirds of the then outstanding shares of the Voting Redeemable Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Redeemable Preferred Stock which have not been converted into Common Stock pursuant to Section 4, in three (3) equal annual installments (each a “Preferred Stock Redemption Date”). The Corporation shall redeem the shares of Redeemable Preferred Stock by paying in cash an amount per share equal to the applicable Original Issue Price for such Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock or Series C Preferred Stock, plus an amount equal to, (x) in the case of Series A Preferred Stock, Series B Preferred Stock and Series B-2 Preferred Stock, all declared and unpaid dividends thereon, whether or not earned for such Redeemable Preferred Stock, and (y) in the case of Series C Preferred Stock, all accrued but unpaid Cumulative Dividends and any other declared but unpaid dividends thereon, whether or not earned for such Series C Preferred Stock (the “Redemption Price”). The number of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock or Series C Preferred Stock that the Corporation shall be required under this Section 6(a) to redeem on any one Preferred Stock Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Redeemable Preferred Stock outstanding immediately prior to the Preferred Stock Redemption Date by (b) the number of remaining Preferred Stock Redemption Dates (including the Preferred Stock Redemption Date to which such calculation applies). If the funds legally available for redemption of the Redeemable Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Corporation shall first redeem all of the Series C Preferred Stock that the Corporation is required to redeem on such Preferred Stock Redemption Date, and shall then use the remaining available funds to effect such redemption pro rata among the holders of the Redeemable Preferred Stock (other than the Series C Preferred Stock) so that each holder of Redeemable Preferred Stock (other than Series C Preferred Stock) shall receive a redemption payment equal to a fraction of the aggregate amount remaining available for redemption, the numerator of which is the number of shares of Redeemable Preferred Stock (not including Series C Preferred Stock) held by such holder multiplied by the Redemption Price of each such share of Redeemable Preferred Stock held by such holder, and the denominator of which is the number of shares of Redeemable Preferred Stock (not including Series C Preferred Stock) outstanding multiplied by the Redemption Price of each such outstanding share of Redeemable Preferred Stock, as applicable.

(b) Except as otherwise provided in Section 6(a), any redemption effected pursuant to Section 6(a) shall be made on a pro rata basis among the holders of the Redeemable Preferred Stock in proportion to the shares of Redeemable Preferred Stock then held by them.

(c) At any time after the sixth anniversary of the initial sale of shares of Series C Preferred Stock, and at the election of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, this Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series C Preferred Stock which have not been converted into Common Stock pursuant to Section 4, in three (3) equal annual installments (each a “Series C Preferred Stock Redemption Date” and together with the Preferred Stock Redemption Date, each a “Redemption Date”). The Corporation shall redeem the shares of Series C Preferred Stock by paying in cash an amount per share equal to the Redemption Price of Series C Preferred Stock. The number of shares of Series C Preferred Stock that the Corporation shall be required under this Section 6(a) to redeem on any one Series C Preferred Stock Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series C Preferred Stock outstanding immediately prior to the Series C Preferred Stock Redemption Date by (b) the number of remaining Series C Preferred Stock Redemption Dates (including the Series C Preferred Stock Redemption Date to which such calculation applies). If the funds legally available for redemption of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full Redemption Price, the Corporation shall effect such redemption pro rata among the holders of the Series C Preferred Stock so that each holder of Series C Preferred Stock shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, the numerator of which is the number of shares of Series C Preferred Stock held by such holder multiplied by the Redemption Price of each share of Series C Preferred Stock held by such holder, and the denominator of which is the number of shares of Series C Preferred Stock outstanding multiplied by the Redemption Price of each such outstanding share of Series C Preferred Stock.

(d) At least fifteen (15), but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Redeemable Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Redeemable Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e) From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Redeemable Preferred Stock designated for redemption in the Redemption Notice as holders of Redeemable Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Except as otherwise provided in Sections 6(a) and 6(c), if the funds of the Corporation legally available for redemption of shares of Redeemable Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem such shares ratably among the holders of such shares to be redeemed based upon their holdings of Redeemable Preferred Stock. The shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

(f) On or prior to each Redemption Date, the Corporation may deposit the Redemption Price of all shares of Redeemable Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 6(d). As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 6(f) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 6(f) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

7. Amendments and Changes.

(a) As long as at least 10,000,000 shares of the Voting Redeemable Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than sixty-five percent (65%) of the outstanding shares of the Voting Redeemable Preferred Stock, voting together:

(i) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock;

(ii) declare or pay any Distribution with respect to the Preferred Stock (other than as set forth in Section 6) or Common Stock of the Corporation;

(iii) authorize or create any new class or series of equity security (including any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with the Series C Preferred Stock;

(iv) increase or decrease (other than for decreases resulting from conversion of the Series C Preferred Stock) the authorized number of shares of Series C Preferred Stock;

(v) create or hold capital stock in any subsidiary of the Corporation that is not wholly owned by the Corporation or dispose of any capital stock of any subsidiary of the Corporation or all or substantially all of the assets of any subsidiary of the Corporation, in each case, other than in connection with the spinoff of any such subsidiary conducted on a pro rata basis to the holders of the Corporation’s Common Stock and Preferred Stock;

(vi) purchase or redeem any shares of capital stock of the Corporation prior to the Series C Preferred Stock other than (x) as set forth in Section 6, as approved by the Board of Directors (including the Series C Preferred Director) and (y) repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation in connection with cessation of such employment or service as provided for in the purchase documents therefor;

(vii) amend this Section 7(a).

(b) As long as any shares of the Voting Redeemable Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Voting Redeemable Preferred Stock and Common Stock, voting together as a single class:

(i) enter into any transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d);

(ii) authorize a merger, acquisition or sale of substantially all of the assets of the Corporation (other than a merger exclusively to effect a change of domicile of the Corporation);

(iii) voluntarily liquidate or dissolve; or

(iv) amend this Section 7(b).

(c) As long as at least 1,000,000 shares of Series C Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than fifty percent (50%) of the outstanding shares of the Series C Preferred Stock, voting together as a separate class:

(i) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Stock in a manner disproportionate to the effect on the other series of Preferred Stock;

(ii) declare or pay any Distribution with respect to the Preferred Stock (other than as set forth in Section 6) or Common Stock of the Corporation;

(iii) consummate a merger, asset sale or other corporate reorganization or acquisition of the Corporation having an equity value less than $165,000,000, unless John T. McDonald is the Chairman or Chief Executive Officer of the Corporation at the time of the transaction; or

(iv) amend this Section 7(c).

8. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4, redeemed pursuant to Section 6 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by this Corporation.

9. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

In the event that a director of this Corporation who is also a partner, member, director, stockholder or employee of a holder of Preferred Stock acquires knowledge of any actual or potential business opportunity which may be a corporate opportunity for both this Corporation and such holder of Preferred Stock, such director shall to the fullest extent required by law have fully satisfied and fulfilled his fiduciary duty with respect to such business opportunity, and this Corporation to the fullest extent permitted by law waives and renounces any claim, interest or expectancy that such business opportunity constituted a corporate opportunity that should have been presented to this Corporation or any of its affiliates, if such director acts in good faith and in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of this Corporation, and who is also a partner or employee of a holder of Preferred Stock, shall belong to this Corporation only if such opportunity is offered to such person in his or her capacity as a director of this Corporation. Notwithstanding anything to the foregoing, this paragraph shall not limit or abrogate the fiduciary duty of any such director with respect to the confidentiality of any of this Corporation’s proprietary information.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE IX, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.